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                                                                    Exhibit 23.3

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of PLATINUM technology International, inc. for the registration of $56,750,000 of its convertible subordinated notes and 1,574,093 shares of its Common Stock and to the incorporation by reference therein of our report dated February 10, 1998, except for Note 14, as to which the date is March 14, 1998, with respect to the consolidated financial statements of Logic Works, Inc. and subsidiaries included in the Annual Report (Form 10-K) of PLATINUM technology International, inc., filed with the securities and Exchange Commission on March 31, 1999.


                                       /s/ Ernst & Young LLP

MetroPark, New Jersey
April 19, 1999